Exhibit 99.1

Contact:
CCG Investor Relations
Mark Collinson, 310-954-1343

Unico American Corporation Provides Update on Impact From California Brushfires
Wednesday October 15, 4:50 pm ET

WOODLAND HILLS, Calif.--Unico American Corp. (Nasdaq:UNAM) (“Unico,” the “Company”), an insurance holding company that, through its subsidiaries, including Crusader Insurance Company, offers a variety of property and casualty insurance products and services, today announced that losses likely to be incurred related to the current brushfires in California, which are ongoing, are not preliminarily expected to result in any material loss to the Company or its insurance subsidiary Crusader Insurance Company (“Crusader”).

Mr. Cary Cheldin, Crusader’s President, said that, as of this time, only one claim related to the brushfires has been reported to Crusader, from an automobile body shop in San Bernardino, California. Mr. Cheldin also noted that Crusader has issued relatively few policies in those areas now affected by the fires.

"Such brushfires occur in California with some regularity, yet the company has never encountered any significant number of related policy claims. We do not expect those facts to change,” Mr. Cheldin said.

About Unico American Corp.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through Crusader Insurance Company since 1985. For more information, please visit the Company’s website at www.crusaderinsurance.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “expected,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities and general market conditions.